Exhibit 6.2

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into by and between M&M Media, Inc. (the “Company”) and Green Forest Properties LTD (“Consultant”), effective December 11, 2020.

1.       Consulting Relationship. During the term of this Agreement, Consultant will provide consulting services (the “Services”) to the Company as described on Exhibit A attached to this Agreement. Consultant represents that Consultant has the qualifications, the experience and the ability to properly perform the Services. Consultant shall use Consultant’s best efforts to perform the Services such that the results are satisfactory to the Company.

2.       Compensation. As consideration for the Services to be provided by Consultant and other obligations, the Company shall pay to Consultant the amounts or other compensation specified in Exhibit B attached to this Agreement at the times specified therein.

3.       Expenses. Consultant shall not be authorized to incur on behalf of the Company any expenses without the prior written consent of the Company. As a condition to receipt of reimbursement, Consultant shall be required to submit to the Company reasonable evidence that the amount involved was expended and related to Services provided under this Agreement.

4.       Term and Termination. The Agreement will terminate two (2) years from the effective date of this agreement. Notwithstanding the foregoing, should Consultant fail to provide the Services and does not cure such breach within 15 days after written notice from the Company, the Company may terminate this Agreement immediately.

5.       Independent Contractor. Consultant’s relationship with the Company will be that of an independent contractor.

(a)       Method of Provision of Services. Consultant shall be solely responsible for determining the method, details and means of performing the Services, subject to compliance with Section 1 above.

(b)       No Authority to Bind Company. Neither Consultant, nor any partner, agent or employee of Consultant has authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.

(c)       No Benefits. Consultant acknowledges and agrees that Consultant and its employees will not be eligible for any Company employee benefits and, to the extent Consultant or its employees otherwise would be eligible for any Company employee benefits but for the express terms of this Agreement, Consultant (on behalf of itself and its employees) hereby expressly declines to participate in such Company employee benefits.

(d)       Withholding; Indemnification. Consultant shall have full responsibility for applicable withholding taxes for all compensation paid to Consultant, its partners, agents or its employees under this Agreement, and for compliance with all applicable labor and employment requirements with respect to Consultant’s business organization and Consultant’s partners, agents and employees, including state worker’s compensation insurance coverage requirements and any US immigration visa requirements. Consultant agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor or employment requirements, including any liability for, or assessment of, withholding taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid to Consultant or Consultant’s partners, agents or its employees.

1

6.       Supervision of Consultant’s Services. All of the Services to be performed by Consultant will be as agreed between Consultant and the Company. Consultant will be required to report periodically to the Company concerning the Services performed under this Agreement. The nature and frequency of these reports will be left to the discretion of the Chief Executive Officer of the Company (the “CEO”). Staffing of the Services by Consultant will be subject to approval of the CEO and will be modified as requested by the CEO.

7.       Consulting or Other Services for Competitors. Consultant represents and warrants that Consultant does not presently perform or intend to perform, during the term of the Agreement, consulting or other services for companies whose businesses or proposed businesses in any way involve products or services which would be competitive with the Company’s products or services, or those products or services proposed or in development by the Company during the term of the Agreement. If, however, Consultant decides to do so, Consultant agrees that, in advance of accepting such work, Consultant will promptly notify the Company in writing, specifying the organization with which Consultant proposes to consult or provide services, and to provide information sufficient to allow the Company to determine if such work would conflict with the terms of this Agreement, the interests of the Company or further services which the Company might request of Consultant. If the Company determines that such work conflicts with the terms of this Agreement, the Company reserves the right to terminate this Agreement immediately.

8.       Confidential Information.

(a)       Consultant agrees at all times during the term of, or after termination of, this Agreement, to hold in strictest confidence, and not to use, except for the benefit of the Company to the extent necessary to perform Consultant’s obligations to the Company under this Agreement, or to disclose to any person, firm, corporation or other entity without written authorization of the Company, any Confidential Information of the Company that Consultant obtains or creates.

(b)       The term “Confidential Information” means any and all oral or written (including electronically recorded) confidential technical and/or business information including, but not limited to, information related to, or contained in, patents, patent applications, presentations, emails, research, product plans, products, developments, inventions, trade secrets, know-how, processes, designs, drawings, engineering, formulae, markets, software (including source and object code), computer programs, algorithms, business plans, agreements with third parties, licenses, services, customers, customer lists, suppliers, prices and costs, finances, budgets, marketing or other business and technical information disclosed to Consultant by the Company or created by Consultant during the term of the Agreement, whether or not during working hours. Confidential Information does not include any information that was in the public domain at the time it was disclosed by the Company or entered the public domain through no wrongful act of Consultant or of others who were under confidentiality obligations as to the item or items involved.

9.       Return of Documents and Property. At the time of termination of this Agreement, Consultant will deliver to the Company or destroy (and will not keep in Consultant’s possession, recreate or deliver to anyone else) all Company property and documents (either electronic copies or hard copies), including, but not limited to, documents containing confidential information, presentations, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, sketches, laboratory notebooks, or flow charts developed by Consultant pursuant to this Agreement or otherwise belonging to the Company. At the request of Company, Consultant shall certify in writing that all documents have been so returned or destroyed.

2

10.       Intellectual Property.

(a)       Attached hereto, as Exhibit C, is a list describing with particularity all inventions, discoveries, original works of authorship, developments, improvements, and trade secrets which were made by Consultant prior to the commencement of this Agreement (collectively referred to as “Prior Intellectual Property”), which belong solely to Consultant or belong to Consultant jointly with another, which relate in any way to any of the Company’s proposed businesses, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, Consultant represents that there is no such Prior Intellectual Property. If, in the course of Consultant’s Relationship with the Company, Consultant incorporates into a Company product, process, software or other item of property Prior Intellectual Property owned by Consultant or in which Consultant has an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, use, sell, offer for sale, import, copy, modify, make derivative works of, and otherwise distribute such Prior Intellectual Property as part of or in connection with such product, process, software or other item of property.

(b)       Consultant agrees to promptly make full written disclosure to Company, and to hold in trust for the sole right and benefit of Company, and hereby assigns to Company, or its designee, all right, title and interest throughout the world in and to any and all inventions, discoveries, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Consultant may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, in performing the Services during the term of this Agreement (collectively referred to as “Intellectual Property”). Consultant further acknowledges that all items of Intellectual Property that are made by Consultant (solely or jointly with others) within the scope of and during the term of this Agreement are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by such amounts paid to Consultant under this Agreement. Any assignment of Intellectual Property hereunder includes an assignment of all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country (“Moral Rights”). To the extent such Moral Rights cannot be assigned to the Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, Consultant hereby unconditionally and irrevocably waives the enforcement of such Moral Rights, and all claims and causes of action of any kind against the Company or related to the Company’s customers, with respect to such rights. Consultant further acknowledges and agrees that neither its successors-in-interest do not retain any Moral Rights in any Intellectual Property.

(c)       Consultant agrees to assist Company, or its designee, at Company expense, in every proper way to secure Company’s, or its designee’s, rights in the Intellectual Property and Moral Rights, including any patents, copyrights, trademarks, mask work rights, or other intellectual property rights relating thereto, in any and all countries, including the disclosure to Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, declarations, assignments, recordations, and all other instruments which Company or its designee deem necessary in order to apply for, obtain, maintain, enforce and transfer such rights, or if not transferable, waive such rights, and in order to assign and convey to Company or its designee, and any successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Intellectual Property and Moral Rights, including any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Consultant further agrees that the obligation to execute or cause to be executed any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world.

3

11.       Conflicts with this Agreement. Consultant represents and warrants that neither Consultant nor any of Consultant’s partners, employees or agents is under any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Agreement. Consultant represents and warrants that Consultant’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to commencement of this Agreement. Consultant warrants that Consultant has the right to disclose and/or or use all ideas, processes, techniques and other information, if any, which Consultant has gained from third parties and which Consultant discloses to the Company or uses in the course of performance of this Agreement, without liability to such third parties. Notwithstanding the foregoing, Consultant agrees that Consultant shall not bundle with or incorporate into any deliveries provided to the Company herewith any third party products, ideas, processes, or other techniques or any Prior Intellectual Property, without the express, written prior approval of the Company. Consultant represents and warrants that Consultant has not granted and will not grant any rights or licenses to any intellectual property or technology that would conflict with Consultant’s obligations under this Agreement. Consultant will not knowingly infringe upon any copyright, patent, trade secret or other property right of any former client, employer or third party in the performance of the Services required by this Agreement.

12.       Miscellaneous.

(a)       Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties.

(b)       Sole Agreement. This Agreement, including the Exhibits hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

(c)       Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, 48 hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice.

(d)       Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.

(e)       Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(f)       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

4

(g)       Arbitration. Any dispute or claim arising out of or in connection with any provision of this Agreement will be finally settled by binding arbitration in Los Angeles, California, in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator shall apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

(h)       Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

[Signature Page Follows]

5

The parties have executed this Agreement as of date set forth above.

M&M Media, Inc.

By:	/s/ Gary Mekikian Gary Mekikian Chief Executive Officer

Address:	605 West Olympic Blvd., Suite 800 Los Angeles, CA 90015

Green Forest Properties LTD

By:	/s/ Adrian Sada Cueva Adrian Sada Cueva Director

Address:	_________________________ _________________________

SIGNATURE PAGE TO
consulting agreement

EXHIBIT A

DESCRIPTION OF CONSULTING SERVICES

RESPONSIBILITIES - Advise and counsel the Company’s CEO on all aspects of Company’s business, including but not limited to:

•	Facilitate business development deals with important companies around the world, including Televisa, Milennio, Goldman Sachs, JP Morgan, Cuervo, and others.
•	Advise the company on strategic business issues in Latin America and the US.
•	Work with the CEO and the management team to develop strategic and tactical quarterly and annual plans to meet or exceed the growth equity performance targets, which will help maximize the value of Series B financing round.

EXHIBIT B

COMPENSATION

For Services rendered by Consultant under this Agreement, the Company shall grant Consultant a warrant to purchase 590,276 shares of the Company’s Common Stock (the “Warrant”).

The Warrant will be issued at fair market value as determined by the Company’s Board of Directors as of the date of grant. In the case of any inconsistency between the terms of this Agreement and the terms of the Warrant, the terms of the Warrant will govern. The Warrant will be subject to vesting as follows:

1.	442,707 options will vest on a monthly basis over a 2-year period while Consultant continues to provide services under this Agreement with the vesting beginning as of July 7, 2020.

2.	147,569 options will vest according to the following conditions
a.	The Company completes a round of financing at a pre-money valuation of $500,000,000 or more.
b.	The lead investor or investment banker (who is pricing or promoting the deal) is referred by Consultant or is an entity controlled by Consultant. Specifically, if any of the following entities lead the financing, the options will vest at the conclusion of the financing:
i.	Goldman Sachs
ii.	JP Morgan
iii.	Grupo Milenio
iv.	Green Forest LTD
v.	Other entities controlled by Consultant
vi.	Other entities originally referred by Consultant

3.	100% of the stock will vest upon change of control or sale of the Company.

EXHIBIT C

PRIOR INTELLECTUAL PROPERTY

None.